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                                                                      EXHIBIT 21


                              HCR Manor Care, Inc.
                           Subsidiaries of the Company



HCR Manor Care, Inc. is a Delaware corporation. The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. Except as otherwise noted, all of these subsidiaries are directly or indirectly wholly owned by the Company.

1. ManorCare Health Services, Inc., a Delaware corporation - includes 68 active omitted subsidiaries operating in the United States and providing health care services.
2. New ManorCare Health Services, Inc., a Delaware corporation - includes 19 active omitted subsidiaries operating in the United States and providing health care services.
3.       Four Seasons Nursing Centers, Inc., a Delaware corporation.
4.       Health Care and Retirement Corporation of America, an Ohio corporation
         - includes 19 active omitted subsidiaries operating in the United States and providing health care services.
5. Heartland Rehabilitation Services, Inc., an Ohio corporation - includes 22 active omitted subsidiaries operating in the United States and providing health care services.
6. HCR Home Health Care and Hospice, Inc., an Ohio corporation - includes 2 active omitted subsidiaries operating in the United States and providing health care services.
7. In Home Health, Inc., a Minnesota corporation, of which the Company owns 41% of its common stock and all of its preferred stock.
8.       MileStone Healthcare, Inc., a Delaware corporation.
9.       Community Hospital of Mesquite, Inc., a Texas corporation.
10. Genesis Health Ventures, Inc., a Pennsylvania corporation, of which the Company effectively controls approximately 18% of the voting capital stock.
11.      MNR Finance Corp., a Delaware corporation.